CONFIDENTIAL TREATMENT REQUESTED

                               HSC/MEMC AGREEMENT

This Agreement is made this 27th day of December, 1994, by and between Hemlock Semiconductor Corporation, having its principal place of business at 12334 Geddes Road, Hemlock, Michigan 48626 ("HSC" or "Supplier") and MEMC Electronic Materials, Inc. having its principal place of business at 501 Pearl Drive (City of O'Fallon), P.O. Box 8, St. Peters, Missouri, 63376 ("MEMC" or "Customer").

Whereas, HSC and MEMC desire to enter into this Agreement to govern the terms of the sale by HSC to MEMC of Polycrystalline Silicon;

Now, therefore, in consideration of the mutual obligations stated herein, it is hereby agreed as follows:

1.   DEFINITIONS:

     1.1 Actual Purchases means the number of tons of Material shipped by Supplier to MEMC and MEMC Affiliates during a specified period, and includes any Stockpile quantities shipped during that period.

     1.2 Base Purchase Quantity for the calendar years 1995 - 1999 of this Agreement is as follows:

          Year              Base Purchase Quantity
          ----              ----------------------

          1995 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1996 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1997 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1998 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1999 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]

     1.3 The Base Unit Price for the Base Purchase Quantity for the calendar years 1995 - 1999 of this Agreement is as follows:

          Year       Base Unit Price      Ceiling Price*
          ----       ---------------      -------------

          1995 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1996 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1997 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1998 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1999 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]

     *Provided the implicit price deflactor of GDP as calculated in section 6.4 does not exceed [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]. The Adjusted Base unit price shall not exceed the ceiling price for the year indicated.

     1.4  Contract Purchase Quantity is defined in paragraph 5.1.

     1.5 Specified period means the period from January 1, 1995 through and including December 31, 1999.

     1.6 Material means the Polycrystalline Silicon identified in Appendix I.

     1.7 MEMC Affiliate means (i) any business entity that, directly or indirectly, through one or more intermediaries, owns or control at least forty percent (40%) of the voting stock of MEMC; or (ii) any business entity in which MEMC directly or indirectly, through one or more intermediaries, owns, controls or has a partnership interest in at least forty percent (40%) of the assets or voting stock of that entity; or (iii) any business entity that is a successor (whether by change of name, dissolution, merger, consolidation, reorganization or otherwise) to any such entity or its business and assets.

     1.8 Minimum Purchase Quantity for the calendar years 1995 - 1999 of this Agreement is as follows:

          Year              Minimum Purchase Quantity
          ----              -------------------------

          1995 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1996 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1997 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1998 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]
          1999 [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC]

     1.9  Stockpile is defined in Section 9.

2.   SCOPE:

     2.1 Customer agrees to purchase from Supplier, and Supplier agrees to sell to Customer, the Polycrystalline Silicon identified in Appendix I ("Material"). MEMC Affiliates may, at their option, purchase from Supplier pursuant to this Agreement but shall not be required to do so. Purchases by, or on behalf of, MEMC Affiliates shall be credited against the Minimum Purchase Quantity. Every year MEMC will provide
          Supplier with the Contract Purchase Quantity for the following calendar year, pursuant to the provisions of paragraph 5.1. Each year MEMC and any MEMC Affiliate electing to purchase during that year will issue a Purchase Order incorporating by reference the terms and conditions of this Agreement; Release Orders will be issued quarterly pursuant to the provisions of Section 8.

     2.2 In consideration of the foregoing commitment, Supplier agrees to participate in the MEMC SUPPLIER IMPROVEMENT PROCESS, as set forth in the document dated March 20, 1989 (which may be revised by MEMC from time to time), and understands that its continuing participation in this program is a condition to Customer's obligation to purchase hereunder.

3. TERM: This Agreement is effective commencing January 1, 1995 and shall continue until December 31, 1999. On or before December 31, 1996, the parties shall begin to negotiate in good faith the prices and other terms and conditions which shall apply after December 31, 1999. If the parties are unable to agree to revised prices and terms and conditions on or before December 31, 1997, then this Agreement shall terminate effective December 31, 1999. This Agreement supercedes the former supply agreement dated November 18, 1991.

4. SPECIFICATIONS: The current specifications for the Materials are set forth in Appendix I ("Specifications"). Supplier understands that Customer manufactures its products to the specifications of its customers and that such specifications are subject to change. It is expected that new or more stringent specifications for Supplier's Materials will, in good faith, be necessary during the term of this Agreement so that Customer will able to respond to its customers' requirements and be able to improve the quality of its products. Supplier has committed technical resources to reducing the impurities in the Materials to the levels shown on Appendix II. Supplier will promptly review any changes made by Customer to the Specifications along with Customer's requested schedule to implement the revised Specifications, and, within sixty (60) days, will either
(i) accept, indicating the time required to implement the revised Specifications, or (ii) reject those changes in writing. Customer will consider the changes accepted if no written objections are received within the sixty (60) day review period. Supplier's consent shall not be unreasonably withheld. In the event that Supplier does not accept said revised Specifications, or in the event that the revised Specifications are not implemented within the time period requested by Customer; and further provided that another supplier can met the revised Specifications, then Customer may purchase less than the Minimum Purchase Quantity.

5.   QUANTITY:

     5.1 The Contract Purchase Quantity for the calendar year 1995 shall be [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC]. Prior to October 1 of each successive year MEMC will provide Supplier with notification of the Contract Purchase Quantity for the following year, specifying an amount no less than the current year's Actual Purchases and no greater than the lesser of [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] times the current year's Actual Purchases or the Base Purchase Quantity for the following year. Although, if the parties agree, the Actual Purchases may exceed [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED
          SEPARATELY WITH SEC] of the Contract Purchase Quantity for a given year, for the purposes of this calculation Actual Purchases will be deemed not to exceed [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] of the Contract Purchase Quantity.

     5.2 Supplier shall offer for sale to Customer [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] of the Contract Purchase Quantity and Customer shall be obligated to purchase the Minimum Purchase Quantity for the year. Furthermore, in each calendar quarter, Customer must purchase at least [CONFIDENTIAL MATERIAL HAS BEEN
          DELETED AND FILED SEPARATELY WITH SEC] of the Contract Purchase Quantity and no more than [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] of the Contract Purchase Quantity. In any given year, upon Supplier's request, Customer will release Supplier from its obligation to offer to sell the Material to the extent that Customer does not intend to purchase; and upon Customer's request, Supplier will release Customer from its obligation to purchase to the extent that there are other purchasers for the Material.

6.   PRICING:

     6.1 In the event that the Actual Purchases for a given year are less than the Base Purchase Quantity for that year, then the Base Unit Price will be increased for all Material purchased in that year as follows:

          More than or equal to
          [CONFIDENTIAL MATERIAL
          HAS BEEN DELETED AND FILED         [CONFIDENTIAL MATERIAL HAS BEEN
          SEPARATELY WITH SEC] of the        DELETED AND FILED SEPARATELY
          Base Purchase Quantity             WITH SEC]

          Less than [CONFIDENTIAL
          MATERIAL HAS BEEN DELETED
          AND FILED SEPARATELY WITH
          SEC] and more than
          or equal to [CONFIDENTIAL
          MATERIAL HAS BEEN DELETED          [CONFIDENTIAL MATERIAL HAS BEEN
          AND FILED SEPARATELY WITH          DELETED AND FILED SEPARATELY
          SEC] of the Base Purchase          WITH SEC] additional for
          Quantity                           each Kg. purchased

          Less than [CONFIDENTIAL
          MATERIAL HAS BEEN DELETED
          AND FILED SEPARATELY WITH
          SEC] and more than or equal
          to [CONFIDENTIAL MATERIAL         [CONFIDENTIAL MATERIAL HAS BEEN
          HAS BEEN DELETED AND FILED        DELETED AND FILED SEPARATELY
          SEPARATELY WITH SEC] of the       WITH SEC] additional for
          Base Purchase Quantity            each Kg. purchased


          Less than [CONFIDENTIAL
          MATERIAL HAS BEEN DELETED         [CONFIDENTIAL MATERIAL HAS BEEN
          AND FILED SEPARATELY WITH SEC]    DELETED AND FILED SEPARATELY
          of the Base Purchase              WITH SEC] additional for each
          Quantity                          Kg. purchased

     6.2 The invoice unit price will be set for the first calendar quarter of the year according to the Contract Purchase Quantity for the year. In each quarterly Release Order (referenced in Paragraph 8.1 below), Customer will forecast its purchases for the entire calendar year; these forecasts will be used for the sole purpose of determining the invoice unit price for the following quarter. At the end of the year, if the invoice unit price differs from the unit price calculated using the Actual Purchases for the year, then the appropriate credit or debit will be issued by Supplier to Customer's account on or before December 31 of the relevant year.

     6.3 Unless changed pursuant to the provisions of this Section 6, the price shall not be increased during the Initial Term of this Agreement.

     6.4 If the Implicit Price Deflator of the GDP increased more than [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] in the prior year, then the Base Unit Price will be increased to partially offset inflationary increases. The calculation will be made in the following manner: every year the first revision, first quarter value (May announcement) will be compared with the corresponding value for the prior year. The Base Unit Price will be increased [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] for each whole percent that the Implicit Price Deflator increase exceeds [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC], effective from and after January 1 of the year following the year in which the increase of more than [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] occurred. Beginning [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC], the whole amount of the implicit price deflator of the GNP for the prior year shall be used for calculating the base unit price adjustment. Beginning [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC], the Base Unit Price will be increased [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] for each [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] that the Implicit Price Deflator increases.

     6.5 Customer shall be liable for or shall reimburse Supplier for federal, state and local sales, excise and use taxes or their equivalent, as applicable. Taxes payable by Customer shall be billed as a separate line item on the invoice.

     6.6 Supplier represents that prices for the Materials furnished to Customer under this Agreement are no less favorable than the prices Supplier charges to other customers for the same or comparable grade/quality Polycrystalline Silicon, in the same or less quantities. If during the Term of this Agreement, Supplier sells Polycrystalline Silicon of comparable grade/quality to another customer at a lower price or on more favorable provisions, then Supplier will offer the same terms to Customer. This Section shall be implemented as follows:

          (a) On or before January 30 Supplier shall notify Customer of more favorable terms given to other customers in the preceding calendar year.

          (b) If Supplier gives more favorable terms to more than one other customer, Customer must select the terms given to one of the customers which it deems most favorable.

          (c) The more favorable terms, if accepted by Customer, shall be applied against future purchases by Customer.

This Section shall not apply to spot quantity sales of less than 25 tons, to sales made to Supplier's Joint Venture partners, sales made under the provisions of agreement which also include technology purchases or sales made to the U.S. Government.

No more than once per calendar year, Customer may engage an independent certified auditor to audit the records of Supplier solely to ascertain compliance with this provision. Auditor will comply with reasonable confidentiality agreements and will report to Customer only whether Supplier has or has not complied with this Section. If the auditor reports that Supplier has not complied with this Section, all costs of the audit will be borne by the Supplier. Supplier will cooperate as necessary for the conduct of this audit.

7. INVOICES: Invoices shall be rendered to the billing address set forth on the Release Order and shall include the number of tons of Material sold and delivered to Customer. Any credits due may be applied by Customer against Supplier's invoice with appropriate information attached. Any credits due Customer that are not so applied for any reason shall be refunded by Supplier within thirty (30) days after the date the credit arose. Customer shall pay Supplier any undisputed amounts due within thirty (30) days of the later of the receipt of Supplier's invoice or the receipt of the Material.

8.  RELEASE ORDERS:

     8.1 At least sixty (60) days prior to each calendar quarter, MEMC will issue a Release Order to Supplier. Each Release Order shall be deemed to incorporate this Agreement and specify the Materials to be delivered during the next three months along with the delivery schedule and any special delivery instructions. MEMC may specify that Materials be delivered to any facility of an MEMC Affiliate.

     8.2 Supplier shall promptly acknowledge each Release Order in writing. Supplier may reject a Release Order only if (i) Customer fails to provide the ordering information required by this Agreement, (ii) Customer does not correctly state pertinent prices or other amounts, or (iii) the Release Order contains non-preprinted terms and conditions that impose commercially unreasonable obligations on Supplier. If Supplier rejects a Release Order, it shall inform Customer in writing of the specific grounds for such rejection.

     8.3 The Release Order shall be deemed accepted unless Supplier has rightfully rejected the Release Order within ten (10) days after the date on which the Release Order was issued. No changes by Supplier to a Release Order, including adjustment of price or the shipment dates, shall be effective unless agreed upon in writing by Customer. If Customer does not agree to the changes proposed by Supplier, and if Supplier does not have any of the grounds permitted by this Agreement for rejection of a Release Order, the Release Order shall be accepted by Supplier as submitted by Customer.

     8.4 Customer may cancel a Release Order in whole or in part without liability if a cancellation notice is sent to Supplier no less than twenty (20) days before the scheduled shipment. Supplier will do all that is reasonable under the circumstances to accommodate any request for a schedule change.

9. INVENTORY: Supplier will maintain [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] tons of Material for delivery to Customer in addition to the Contract Purchase Quantity for that year and in addition to the quantities specified in the Release Order ("Stockpile"). No more frequently than every [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC] and upon receipt of a Purchase Order, Seller will ship this Stockpile to Buyer. Upon agreement of the parties the Stockpile level maintained by Supplier for Customer may be changed.

10.  SHIPMENT:

     10.1 Shipments will be made F.O.B. Hemlock, Michigan, freight collect. Title and risk of loss or delay shall pass to Customer upon Supplier's delivery to the carrier at the shipping point.

     10.2 Supplier shall insure that the Materials are properly packed and marked and shipped in suitable containers. Unless otherwise agreed by the parties, all shipments will be in truck loads.

     10.3 The scheduled shipment date will be specified in the Release Order. In the event that Supplier fails to ship ordered Materials within three
          (3) working days of the scheduled shipment date, and if in the opinion of Customer, the respective plant is in risk of needing said Material to continue uninterrupted production, Supplier will expedite the shipment. In such an event, Supplier will issue a credit to Customer for the difference between the shipment costs for the method of transportation originally specified by Customer in the Release Order and costs required to expedite the shipment. Customer may refuse to accept Material shipped more than seven (7) days prior to the scheduled shipment date.

     10.4 Customer shall furnish written shipping instructions to Supplier no later than ten (10) days prior to the scheduled shipment date. In the absence of such instructions, Supplier may chose a carrier and ship to the address specified on the face of this document, at Supplier's expense.

11.  TECHNICAL COOPERATION:

     11.1 Customer and Supplier shall each name a technical coordinator. The technical coordinators shall provide the principal interface between Customer and Supplier on technical matters and they may clarify, explain and provide further details as required for the performance of this Agreement, but they shall have no authority to make any agreements between them which change any of the terms and conditions of this, or any other agreement between the parties. Supplier agrees that work related to this Agreement shall be the primary assignment for its technical coordinator, which shall take priority over any other assignment. The parties may mutually agree to increase or decrease these commitments.

     11.2 Every quarter, or as requested by either party, the parties will meet to discuss common problems and concerns, the progress made and to set the priorities for the next period.

     11.4 The parties will work on improving packaging, handling, and shipping processes to eliminate surface contamination and to alleviate environmental concerns. If the parties agree, there may be an additional handling charge for any resulting new process.

     11.5 Supplier shall provide Customer with at least ninety (90) days written notice of any significant proposed change in raw materials or methods of manufacture employed in producing any Material sold hereunder; the reasons for the proposed change; and the effect which Supplier estimates such change will have upon the Specifications for the Materials. If Customer objects to the proposed change and Supplier elects to make such change despite Customer's objection or if Supplier makes such a change without prior notification to Customer, then Customer will be excused from any obligation to purchase from Supplier under this Agreement. Supplier understands that any significant change in processing will require re-qualification of Supplier's materials. Customer's obligations hereunder shall abate during such re-qualification period. Improvements in quality resulting from efforts to continuously control existing processes are not considered to be changes in process.

12.  CONFIDENTIALITY:

     12.1 During the performance of this Agreement, each party may disclose information to the other party which the disclosing party considers confidential and proprietary ("Confidential Information"). Each party agrees that: (i) it shall not disclose any Confidential Information which it receives from the disclosing party to any third party or to any personnel of either party except those who require access to such Confidential Information to accomplish the purpose of this Agreement; and (ii) it shall not use the Confidential Information disclosed by the other party for any purpose other than the purposes for which that Confidential Information was disclosed to it.

     12.2 Confidential Information shall not include, and neither party shall have any obligation with respect to information which: (i) is known to the receiving party at the time of receipt from the disclosing party as shown by documentary evidence; or (ii) is rightfully obtained by the receiving party from a third party having no obligation to the disclosing party; or (iii) is either published or otherwise available to the public at the time of its receipt by the receiving party from the disclosing party or later becomes published or available to the public other than by a breach of this Agreement; or (iv) was discovered, developed or invented by the receiving party independently of the information received hereunder from the disclosing party.

     12.3 The obligations in this Section 12 shall extend for ten (10) years beyond the termination of this Agreement.

13.  WARRANTY:

     13.1 Supplier warrants that the Materials delivered under this Agreement will conform to the applicable Specifications, will be free from defects in material and workmanship, and when used by Customer will produce silicon wafers that consistently conform to customers' requirements.

     13.2 Upon notice by Customer to Supplier of a breach of the foregoing warranty, Supplier shall promptly instruct Customer to either dispose of said Materials or return said Materials to Supplier, freight collect. At Customer's option, Supplier will either issue a credit for the defective Materials or replace said Materials at Supplier's expense, including all shipping and handling costs. [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH SEC]. In the event that said Materials are, at Customer's discretion, required to ensure continued uninterrupted production, then Supplier will take all necessary steps to expedite delivery of the replacement Materials. The breach of the warranty of any portion of a lot shall be sufficient grounds to reject the entire lot.

     13.3 Supplier agrees to hold Customer harmless and indemnify Customer from and against any and all liability, loss, cost, claim, suit, judgement or expense including reasonable attorney's fees arising out of or in any way related to an infringement of any patent or copyright or a violation of any trade secret or other proprietary right of any third party in any of the items provided to Customer pursuant to this Agreement.

14. FORCE MAJEURE: Neither party shall be liable for delay in performance or non-performance caused by circumstances beyond the reasonable control of the party affected including, but not limited to, acts of God; fire; flood; war; government regulations, direction, or request; or inability to obtain packaging or raw material or equipment. The party so affected shall provide the other party with written notice thereof within a reasonable time of the occurrence. The party receiving notice may elect to (i) terminate, without further liability, the applicable Release Orders as to Materials not already delivered, or (ii) suspend the time for performance. In the absence of a written notice, the second option will be deemed to have been elected. Notwithstanding the foregoing, Customer, by written notice to Supplier, may reduce the Contract Purchase Quantity by an amount no greater than the quantity which was either not shipped or suspended pursuant to the provisions of this paragraph.

15. CLAIMS: It is the intent of the parties that any disputes relating to this Agreement be resolved in an amicable manner, fair and equitable to both parties under the circumstances. If a dispute should arise between the parties relating to this Agreement which cannot be resolved by the personnel directly involved, either party may invoke the provisions of this section by sending a written notice stating the dispute in clear and concise language and designating its executive officer who shall have appropriate authority to be its representative in negotiations. The party receiving the notice shall, within five (5) business days, serve its notice upon the invoking party, designating its executive officer with similar authority to be its representative, and stating its counter-statement of the dispute. After the exchanges of notices, the designated executive representatives will establish a mutually convenient date for conciliation. Prior to the executive representatives' meeting, either side may make reasonable requests for information pertaining to the defined dispute provided such requests are not burdensome to comply with and can be accomplished within two business days. At such conciliation, the parties will in good faith endeavor to settle the dispute. Unless the other party objects, a party may enlist one additional person to attend the conciliation to assist. Unless otherwise agreed by the parties, if the parties are unable to resolve the matter between them within seven (7) business days following the first meeting of the designated executive representatives, either party may initiate litigation. Nothing said during the conciliation sessions shall be admissible in a court of law, since all such sessions were undertaken as settlement efforts. Once invoked, this procedure is mandatory.

16. HARDSHIP:  If during the term of this Agreement,  either Party believes that
(a) the price of the Products supplied under this Agreement with due consideration to the Annual Purchase Commitment is grossly out of line based on conditions then existing in the marketplace, (b) the volume commitments are not consistent with market conditions, or (c) the quality of any products supplied under this agreement deviates from the level attained by the state of the art available to suppliers of comparable products, the parties shall meet at the request of either to negotiate in good faith to resolve such issues with appropriate remedial action. It is understood that neither Party shall be obligated to change any term of this Agreement, unless both Parties are in agreement.

17.  GENERAL:

     17.1 Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given if delivered in person, via telex, fax, or if sent by overnight courier, by Air Mail, registered or certified, addressed to the appropriate party at the following respective addresses (or at such addresses as the parties may later specify):

If to Supplier addressed to:        Hemlock Semiconductor Corporation
                                    12334 Geddes Road
                                    Hemlock, Michigan 48626
                           Attn:    Duane O. Townley
                                    Vice President Marketing & Sales & Quality

If to Customer addressed to:        MEMC Electronic Materials, Inc.
                                    P.O. Box 8
                                    501 Pearl Drive
                                    St. Peters, Missouri  63376
                           Attn:    John Robb
                                    Corporate VP Quality & Facilities

                           cc:      MEMC Electronic Materials, Inc.
                                    P.O. Box 8
                                    501 Pearl Drive
                                    St. Peters, Missouri  63376
                           Attn:    Vice President & General Counsel

     17.2 Assignment. Either party may assign or transfer its rights and delegate its obligations hereunder to the purchaser of, or successor to, all or substantially all of its assets. Except as set forth in the preceding sentence, neither party may, whether by operation of law or otherwise, assign or otherwise transfer any of its rights nor delegate any of its obligations under this Agreement without the other party's prior written consent. Any attempted assignment, transfer, or delegation without such consent shall be void and of no benefit, and will not be binding upon the parties hereto and their respective successors and assigns.

     17.3 Order of Precedence. In the event of an conflict the handwritten or hand-typed provisions on the face of Customer's Purchase Order or Release Order shall govern; but such terms shall be in effect for that Purchase Order or Release Order only. Any preprinted terms and conditions on a Purchase Order or on Supplier's quotation, acknowledgment, or invoice shall be deemed superseded and deleted.

     17.4 Modifications. This Agreement shall not be varied by any oral agreement or representation or by other than an instrument in writing of subsequent date, executed by both parties by their duly authorized representatives.

     17.5 Waiver. The failure of either party to exercise any of its rights or to enforce any of the provisions of this Agreement on any occasion shall not be a waiver of such right or provision, nor affect the right of such party thereafter to enforce each and every provision of this Agreement.

     17.6 Severability. If any provision of this Agreement is invalid or unenforceable under applicable law, such provision shall be modified to the extent necessary to cure its invalidity and this Agreement as so modified shall continue in full force and effect.

     17.7 Headings. The headings are inserted for convenience only and shall not limit or affect any of the terms hereof.

     17.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all previous agreements between the parties with respect to the subject matter hereof.

     17.9 Relationship. Except as expressly provided, this Agreement does not create any relationship of agency, partnership or employment between the parties.

     17.10Governing Law. The validity of this Agreement and any Purchase  Order, the construction and enforcement of their terms and the interpretation of the rights and duties of the parties shall not be governed by the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, but instead shall be governed by the internal law of the State of Missouri. Any action relating to this Agreement or any Purchase Order or Release Order issued under it shall be brought in an appropriate court in the United States.


MEMC Electronic Materials, Inc.         Hemlock Semiconductor Corporation

BY /s/ Robert M. Sandfort               BY /s/ James R. McCormick
TITLE President & COO                   TITLE President & CEO
DATE  1/26/95                           DATE  4/20/95